EXHIBIT 10(e)

                             RAVEN INDUSTRIES, INC.
                              EMPLOYMENT AGREEMENT

      AGREEMENT dated as of November 29, 1999 between RAVEN INDUSTRIES, INC., a South Dakota corporation (the "Company"), and David A. Christensen, (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Board of Directors of the Company (the "Board") recognizes that Executive's contribution to the growth and success of the Company and its subsidiaries has been substantial; and

      WHEREAS, the Board has determined that it is appropriate to memorialize in writing the terms and conditions of Executive's employment and Executive's entitlement to certain benefits upon his retirement;

      NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by Executive for the Company, the parties agree as follows:

            1. Employment. Executive shall continue in the employ of the Company in a senior executive capacity, with such duties, powers and authority as are assigned to Executive from time to time by the Board.

            2. Term. This Agreement shall commence on the date first above written and, except as otherwise provided in paragraph 7, shall continue in effect until terminated by either the Company or Executive on 30 days' advance written notice, either with or without any reason. Except for such 30-day notice requirement, nothing contained in this Agreement shall affect the Company's ability to terminate Executive's employment with or without any reason notwithstanding the preceding. Termination of this Agreement shall not terminate Executive's benefits or the Executive's right to benefits under paragraph 4 or 5 if, at the date of termination, Executive has either (I) attained age 65 or (ii) the sum of Executive;'s age (as of his nearest birthday) and years of service with the company (to the nearest whole year) equal 80 or more.

            3. Compensation. As full compensation for his services under this Agreement, Executive shall receive such Compensation as determined by the Board, and Executive shall be eligible for such fringe benefits as are provided generally to all senior executives of the Company. The fringe benefits provided at the date of this Agreement are listed on Schedule A, attached hereto and made a part hereof. The Company may change or terminate any fringe benefit from time to time while Executive is employed, so long as the change affects all senior executives.

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            4. Benefits on Termination in Certain Cases. If at the date
Executive terminates employment with the Company, Executive has either (i) attained age 65 or (ii) the sum of Executive's age (as of his nearest birthday) and years of service with the Company (to the nearest whole year) equal 80 or more, Executive shall be entitled, at the Company's expense, to the following benefits in addition to any retirement benefits to which Executive may be entitled under any qualified or non-qualified retirement plan maintained by the
Company:

                  (a) Until the later to die of Executive or his spouse, continuation of coverage under the Company's group hospital, medical and dental plans ("Medical Plan") for himself, his spouse and eligible dependents ("Covered Group"); provided that if Executive and his spouse are divorced, the benefits for such spouse shall be discontinued; and further provided that if such spouse remarries after the death of Executive, such coverage shall continue for such spouse after the date of remarriage only if the spouse pays to the Company the group premium for such coverage. Prior to a member of the Covered Group becoming eligible for Medicare, the benefits to which that member of the Covered Group is entitled shall be at least equal to the benefits to which that member of the Covered Group would have been entitled under the Medical Plan at Executive's separation from service. Upon eligibility of a member of the Covered Group for Medicare, coverage provided by Medicare shall be primary and the Medical Plan shall provide additional benefits such that the total benefits (I.E., Medicare and the Medical Plan) are at least equal to the benefits that members of the Covered Group would have been entitled under the Medical Plan at Executive's separation from service.

                  (b) Until Executive's death, group life insurance coverage in the same amount as in effect at the date of Executive's retirement;

                  (c) Until the death of the last to die of Executive or his spouse, payment of uninsured medical expenses (including, but not limited to any deductibles and coinsurance) for Executive, his spouse and his eligible dependents up to an annual limit of 10% of Executive's highest annual compensation during any one of his last five calendar years of employment; provided that if Executive and his spouse are divorced, or if such spouse remarries after the death of Executive, such coverage shall be discontinued for such spouse. The medical expenses to be covered and the timing of payment of such medical expenses shall be based on the terms of the Raven Industries, Inc. Officers Employee Medical Reimbursement Plan as in effect at the date of Executive's separation from service. If such plan is not in effect at the date of Executive's separation from service and has not been replaced by a similar plan, medical expenses reimbursed shall be those expenses that would be deductible under Section 213 of the Internal Revenue Code of 1986 as in effect at the date of this Agreement (without regard to any provisions making such expenses deductible only to the extent they exceed a percentage of adjusted gross income and without regard to any limitation on expenses for cosmetic surgery), and all such expenses shall be paid or reimbursed within 15 days after presentation of invoices.


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                  (d) Until Executive's death and thereafter until the filing of a federal estate tax return for his estate, if such a return is to be filed, payment of personal estate planning, estate tax return and probate expenses, up to an annual limit of 2% of Executive's highest annual compensation during any one of his last five calendar years of employment; provided that any amount up to such 2% limitation not paid in any calendar year may be carried forward for two succeeding years.

                  (e) Until the last to die of Executive or his spouse, payment of premiums for long term care insurance for the remainder of Executive's and his spouse's lives; provided that if Executive and his spouse are divorced, or Executive's spouse remarries after his death, premium payments for such spouse shall be discontinued.

            5. Limitation on Amendment or Termination. If for any reason after the date of Executive's retirement, Executive is not permitted to participate in any of the plans or programs referred to in paragraph 4, or if any such plans or programs are amended to provide lesser benefits or are terminated, the Company, at its sole expense, shall arrange to provide Executive with benefits substantially similar to those to which Executive would otherwise have been entitled but for such amendment or termination.

            6. Tax Gross-Up. To the extent that all or any of the payments under paragraph 4 or 5 made in a calendar year are subject to federal, state, or local income tax, the Company shall pay to Executive (or his spouse if Executive is deceased or his estate if he is not survived by a spouse) a Gross-Up Amount before April 15 of the following year. The term "Gross-Up Amount" means an amount, after the payment of federal, state and local income tax on such amount, that is necessary to pay the federal, state and local income tax on the taxable payments for such calendar year. For purposes of determining the Gross-Up Amount, Executive shall be considered to pay federal, state and local income taxes at the highest marginal rate, net of the maximum reduction in federal income taxes that could be obtained from the deduction of state and local taxes.

            7. Termination For Cause. Notwithstanding paragraphs 2, 4 and 5, if the Company discharges Executive "For Cause"(as defined below) the Company shall not be required to provide 30 days' advance written notice of termination and the Company may elect, in its discretion, not to pay the benefits provided under paragraphs 4 and 5. A discharge shall be considered "For Cause" if Executive is terminated from employment for willful misconduct that materially injures or causes a material loss to the Company and a material benefit to Executive or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Executive or anyone related to or associated with him has a direct or indirect interest. The term "For Cause" does not include a termination occasioned by


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ill-advised good faith judgment or negligence in connection with the Company's business.

            8. Confidentiality. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not either directly or indirectly, except in the course of carrying out the business of the Company or as authorized in writing on behalf of the Company, disclose or communicate to any person, individual, firm or corporation, any information of any kind concerning any matters affecting or relating to the business of the Company or any of its subsidiaries, including without limitation, any of the customers, prices, sales, manner of operation, plans, trade secrets, processes, financial or other data of the Company or any of its subsidiaries, without regard to whether any or all of such information would otherwise be deemed confidential or material.

            9. Non-Competition. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not engage or participate directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, director, co-partner, or any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that competes with the business of the Company or any subsidiary of the Company unless he has obtained prior written consent of the Board, except that Executive shall be free without such consent to make investments in any publicly-owned company so long as he does not become a controlling party in such company.

            10. Consequences of Violation of Confidentiality on Non-Compete Provision. If the Company, in good faith, determines that Executive has violated paragraph 8 or 9 of this Agreement, then in addition to any remedy the Company may be entitled at law or in equity, it may discontinue payments under paragraphs 4 and 5 upon written notice to Executive of the violation of paragraph 8 or 9.

            11. No Affect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights that would accrue solely as a result of the passage of time, under any benefit plan, change in control agreement or other contract, plan or arrangement.

            12. Successors to the Corporation. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" means Raven Industries, Inc. and any subsidiary or successor or assign to its business


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or assets that otherwise becomes bound by the terms and provisions of this
Agreement by operation of law. In such event, the Company shall pay or shall cause such employer to pay any amounts owed to Executive pursuant to this Agreement.

            13. Agreement Binding. This Agreement shall inure to the benefit of and be enforceable by Executive's spouse, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse, devisee, legatee, or other designee or, if there is no such designee, to Executive's estate.

            14. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

            If to the Company:

                    Raven Industries, Inc.
                    205 East 6th Street
                    P.O. Box 5107
                    Sioux Falls, SD
                    Attention: President

            If to Executive:

                    David A. Christensen
                    P.O. Box 5107
                    Sioux Falls, SD 57117-5107

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the state of South Dakota.


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            16. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            18. Fees and Expenses. The Company shall pay all fees and expenses (including reasonable attorney's fees and costs) that Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's interpretation of, or determinations under, this Agreement, regardless of whether the Company is successful in such contest.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                       RAVEN INDUSTRIES, INC.


                                       By: /s/ Gary L. Conradi
                                               Vice President - Administration


                                       EXECUTIVE:


                                       /s/ David A. Christensen


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POLICIES AND PROCEDURES SCHEDULE A                                     NO. RS-01
DATE: 29 November 1999 Revised
SUBJECT: CORPORATE OFFICER BENEFITS

In addition to all of the fringe benefits provided to salaried employees, Corporate Officers will have the following additional benefits:

1. Insurance premiums will be paid in full for all individual and family health, life, disability and dental insurance coverage.

2. Supplemental health insurance benefits for the officers and his dependents up to 5% of the total current base salary and the previous year's incentive bonus.

3.  Remote access to the WATS lines for personal use.

4.  Officers receive the following memberships:

    David A. Christensen, President & C.E.O. - 100% Full
    Membership, Minnehaha Country Club.

    Ronald M. Moquist, Exec. V.P. - 100% Social Membership,
    Minnehaha Country Club.

    Thomas Iacarella, V.P.-Finance - 100% Social Membership,
    Westward Ho Country Club.

    Gary L. Conradi, V.P. - Administration - 100% Social Membership, Westward Ho Country Club & 50% of the difference between the Social and Executive Golf membership.

5. 100% reimbursement of membership in the S.D. Symphony and the Sioux Falls Community Playhouse.

6.  Inclusion in the Group Life Insurance and A.D. & D. policy at
    $50,000 of benefits.

7. Outside of the group, individual term policies for each officer will be provided according to the following schedule:

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POLICIES AND PROCEDURES              PAGE 2                           NO.  RS-01
CORPORATE OFFICER BENEFITS
29 November 1999

DAC         President & CEO                    $750,000
RMM         Executive Vice President            375,000
TI          Vice President-Treasurer            300,000
GLC         Vice President-Administration       300,000

The above policies are funded by the company for the period of time employed by the company. The officer will have the option to convert or continue at his expense upon termination or retirement.

8. In addition, a second-to-die life policy will be provided to each officer in the amounts listed above. Premiums on this policy will be paid by the company until the policy is fully funded (the point where dividends of the policy are sufficient to pay the entire premium) provided that the officer is employed until "normal retirement" age or qualifies for "early retirement" in accordance with Raven policies and procedures.

    Upon the officers retirement at the normal retirement age or if qualifying for early retirement in accordance with Raven Policies & Procedures the second-to-die life policy will be paid up by Raven at the time of the officers retirement. The premium benefit for the paid up policy will be grossed up at the end of the calendar year.

If the officer terminates his employment before qualifying for either normal or early retirement he will have the option to continue the policy by paying the premiums or he may exercise one of the conversion features available in the policy.

9. Long term care insurance will be provided to the officer and officer's spouse.

10. Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

11. Two additional weeks of paid vacation to the regular established vacation policy.

12. Reimbursement under a formula of up to 2% of total annual

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POLICIES AND PROCEDURES              PAGE 3                            NO. RS-01
CORPORATE OFFICER BENEFITS
29 November 1999

    compensation (base salary & previous year's incentive bonus) with up to a three-year accumulation of benefit dollars available for personal estate planning and personal income tax preparation fees.

13. Physical examinations provided by the company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

14. Officers annual base salary will be grossed up at the end of the calendar year to compensate for the additional tax burden created by the treatment of the officers benefits as additional income.

15. Officer Retirement & Benefits

    Full retirement benefits will be available to any officer who retires between the ages of 65 and 70, or who chooses early retirement. Early retirement is defined as the first day of any month after the officer's years of service, plus his attained age equals or exceeds the sum of 80, or any date between then and age 65.

    Those benefits are:

    (A) Continued group hospital, medical, and dental coverage for the officer, spouse and eligible dependents until the officer attains the age at which he is eligible for Medicare (presently age 65 or disabled).

    (B) Upon Medicare eligibility, the officer and spouse will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the officer's and spouse's life.

        The spouse's coverage will be discontinued in the event an officer's spouse remarries after the death of an officer. However, the spouse would then be provided

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POLICIES AND PROCEDURES              PAGE 4                            NO. RS-O1
CORPORATE OFFICER BENEFITS
29 November 1999

        the option of continued coverage by paying the Raven group premium for such coverage.

    (C) At retirement, group life insurance coverage will continue to be provided at the amount in effect at retirement ($100,000 maximum - excludes A D & D). At age 65 this amount would be reduced to 67% or $67,000, and then reduced to 67% or $45,000 at age 70. Life insurance coverage will continue for the rest of the officer's life. This reduction provision applies only to the retired officers, Kaliszewski and Winker.

        The life insurance coverage may be provided through a term policy outside of the Raven group plan.

    (D) Upon retirement, supplemental health insurance benefits for the officers and his dependents will be provided annually for the rest of the officer's and spouse's lives at an amount of up to 10% of the officer's highest total annual compensation during any one of the officer's last 5 years of employment with the company.

    (E) Upon retirement, personal estate planning benefits and personal income tax preparation fees will be available in an amount up to 2% of the officers highest total annual compensation during any one of the officer's last 5 years of employment with the company with up to a three year accumulation of benefit dollars available for personal estate and personal income tax preparation fees planning. The estate plan may be upgraded when conditions warrant, but with prior approval of the C.E.O.

    (F) Longterm care insurance will continue for the rest of the officer's and spouse's life. The spouse's coverage will be discontinued in the event an officer's spouse remarries after the death of an officer.